Filed pursuant to Rule 424(b)(3)
                                                             File No. 333-119338

[LOGO]   DEARBORN CAPITAL
         MANAGEMENT, L.L.C                                     February 17, 2005

     SUPPLEMENT DATED FEBRUARY 17, 2005 TO PROSPECTUS DATED DECEMBER 1, 2004


Dear Investor(s):


               GRANT PARK FUTURES FUND JANUARY PERFORMANCE UPDATE

                                                                       2005      % OF
FUND                                                   JANUARY         YTD        FUND       TOTAL NAV        NAV/UNIT
GRANT PARK FUTURES FUND CLASS A UNITS                  -5.96%         -5.96%                   $ 67M        $1,037.727
GRANT PARK FUTURES FUND CLASS B UNITS                  -6.04%         -6.04%                   $212M          $926.628

TRADING ADVISORS
    Rabar Market Research (Div)                        -8.18%         -8.18%       22%
    EMC Capital Management (Classic)                   -5.56%         -5.56%       21%
    Eckhardt Trading (Global)                          -4.06%         -4.06%        6%
    Graham Capital Management (GDP)                    -6.32%         -6.32%       23%
    Winton Capital Management (Div)                    -5.27%         -5.27%       18%
    Saxon Investment Corp (Div)                        -3.97%         -3.97%       10%

              ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

Grant Park's performance was negative for the first month of the New Year. Losses were sustained across most sectors, with the most notable in the following sectors:

CURRENCIES
Short U.S. dollar/long European currency positions were hit hard as the U.S. dollar saw its largest gain against the euro since May of 2001 and finished the month up 3.8% over the euro. The U.S. dollar strengthened as economic data released throughout the month provided evidence that the U.S. economy would grow faster than its European counterparts. The dollar found additional strength following the release of the FOMC (Federal Open Market Committee) minutes from last month, which proved more hawkish than prior market expectations, suggesting that the Fed may be more aggressive in tightening interest rates. As a result, the Fund's long European currency and short U.S. dollar positions have been pared back and in some cases reversed going in to February.

STOCK INDICES
U.S. stock indices retreated as the threat of higher interest rates weighed heavily on investors' minds. Long positions in both the S&P 500 Composite Index and the Nasdaq 100 Index posted losses. Long Hang Seng positions also were unprofitable as shares sold off on worries of capital outflows following the swift U.S. dollar rebound.

Additional losses accumulated in the metals, energy and agricultural/softs sectors while modest profits were posted in the financial (fixed income) sector.

       555 West Jackson   Suite 600   Chicago, IL 60661   312.756.4450
                       312.756.4452 fax   800.217.7955
    Performance Hotline: 866.516.1574 (Toll Free)   www.dearborncapital.com

Please contact our backoffice at funds@dearborncapital.com if you would like access to our website. The website contains daily Fund performance as well as weekly and monthly Fund performance with commentary. Other Fund statistics and information are also included. Please specify a user ID and password on your request. If you have any questions or concerns regarding your account, please do not hesitate to call our offices at (312) 756-4450.

Sincerely,


/s/ David Kavanagh
David Kavanagh
President


Enclosures

              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
                 FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK
                     AND IS NOT SUITABLE FOR ALL INVESTORS
           THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE,
                          OFFERING BY PROSPECTUS ONLY

 DAILY FUND PERFORMANCE IS AVAILABLE ON OUR WEBSITE AT WWW.DEARBORNCAPITAL.COM
    ALONG WITH WEEKLY COMMENTARY. PLEASE E-MAIL FUNDS@DEARBORNCAPITAL.COM TO REQUEST ACCESS. WEEKLY PERFORMANCE INFORMATION IS ALSO AVAILABLE ON OUR
      PERFORMANCE HOTLINE AT (312)788-2272 OR (866) 516-1574 (TOLL FREE).







       555 West Jackson   Suite 600   Chicago, IL 60661   312.756.4450
                       312.756.4452 fax   800.217.7955
    Performance Hotline: 866.516.1574 (Toll Free)   www.dearborncapital.com

                  GRANT PARK FUTURES FUND, LIMITED PARTNERSHIP
                                ACCOUNT STATEMENT
                       (PREPARED FROM BOOKS WITHOUT AUDIT)
                               FOR THE MONTH ENDED
                                JANUARY 31, 2005

STATEMENT OF INCOME
-------------------

                                              MONTH           YEAR TO DATE         MONTH            YEAR TO DATE

                                         (A UNITS) IN US $  (A UNITS) IN US $ (B UNITS) IN US $  (B UNITS) IN US $
TRADING INCOME (LOSS):
----------------------
Realized Trading Income (Loss)               (2,692,676)       (2,692,676)         (8,490,509)         (8,490,509)
Change in Unrealized Income (Loss)           (1,251,209)       (1,251,209)         (3,945,294)         (3,945,294)
Brokerage Commissions                           (51,367)          (51,367)           (161,971)           (161,971)
Exchange, Clearing Fees and NFA charges            (893)             (893)             (2,817)             (2,817)
Other Trading Costs                             (34,527)          (34,527)           (108,869)           (108,869)
Change in Accrued Commissions                     1,498             1,498               4,725               4,725
                                            -----------        ----------         -----------         -----------
NET TRADING INCOME (LOSS)                    (4,029,174)       (4,029,174)        (12,704,735)        (12,704,735)
                                            -----------        ----------         -----------         -----------

OTHER INCOME:
-------------
Interest, U.S. Obligations                       59,239            59,239             186,793             186,793
Interest, Other                                  56,989            56,989             179,696             179,696
                                            -----------        ----------         -----------         -----------
TOTAL INCOME (LOSS)                          (3,912,946)       (3,912,946)        (12,338,246)        (12,338,246)
                                            -----------        ----------         -----------         -----------

EXPENSES:
---------
Incentive Fees to Trading Managers                    0                 0                   0                   0
Administrative Fees                              19,901            19,901              62,751              62,751
O&O Expenses                                     11,372            11,372             161,360             161,360
Brokerage Expenses                              355,372           355,372           1,165,376           1,165,376
Illinois Replacement Tax                              0                 0                   0                   0
                                            -----------        ----------         -----------         -----------
TOTAL EXPENSES                                  386,645           386,645           1,389,487           1,389,487
                                            -----------        ----------         -----------         -----------
NET INCOME (LOSS)                           (4,299,591)        (4,299,591)        (13,727,733)        (13,727,733)
                                            ===========        ==========         ===========         ===========

STATEMENT OF CHANGES IN NET ASSET VALUE
---------------------------------------

Beginning Balance                            69,683,894        69,683,894         219,970,138         219,970,138
Additions                                     2,426,010         2,426,010           7,405,831           7,405,831
Net Income (Loss)                            (4,299,591)       (4,299,591)        (13,727,733)       (13,727,733)
Redemptions                                    (896,901)         (896,901)         (1,277,277)        (1,277,277)
                                            -----------        ----------         -----------         -----------
BALANCE AT JANUARY 31, 2005                  66,913,412        66,913,412         212,370,959         212,370,959
                                            -----------        ----------         -----------         -----------

Total Units Held at End of The Period                        64,480.73706                           229,186.97359
Net Asset Value Per Unit                                        1,037.727                                 926.628
Rate of Return                                    -5.96%            -5.96%              -6.04%              -6.04%

                   TO THE BEST OF MY KNOWLEDGE AND BELIEF THE
             INFORMATION CONTAINED HEREIN IS ACCURATE AND COMPLETE.

                               /s/ David Kavanagh
                               ------------------
                            DAVID KAVANAGH, PRESIDENT

                      FOR DEARBORN CAPITAL MANAGEMENT, LLC
         GENERAL PARTNER OF GRANT PARK FUTURES FUND LIMITED PARTNERSHIP